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SCHEDULE 14A INFORMATION

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Medical Advisory Systems, Inc.

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MEDICAL ADVISORY SYSTEMS, INC. ANNOUNCES
LETTER TO SHAREHOLDERS

FOR IMMEDIATE RELEASE:
Contact:
Matt Hayden Hayden Communications, Inc.	(843) 272-4653 matt@haydenir.com

Owings, Maryland, November 12, 2001 – Medical Advisory Systems, Inc. (AMEX: DOC), a global leader in telemedicine, today announced a letter to shareholders.

Dear Medical Advisory Systems, Inc. Stockholders,

On November 6th, 2001 MAS executed a merger agreement with Applied Digital Solutions, Inc. (NASDAQ: ADSX) and Digital Angel Corporation, a wholly owned subsidiary of ADSX.

Under the terms of the merger agreement, Digital Angel will become a wholly owned subsidiary of MAS and MAS will be renamed Digital Angel Corporation. The merger is conditioned on approval by MAS stockholders and the satisfaction of other conditions set forth in the merger agreement. In consideration of the merger, ADSX, Digital Angel’s parent corporation, will receive approximately 18.7 million shares of MAS common stock.

Until the merger is completed, MAS stock will continue to trade as AMEX: “DOC”. Upon the successful completion of the merger, MAS intends to apply for a NASDAQ-National Market System listing. MAS intends to file a proxy statement with the Securities and Exchange Commission as promptly as possible and hopes that the merger will be completed in the first quarter of 2002, subject to stockholder approval.

Ronald Pickett, Chairman and President of Medical Advisory Systems stated: “For some time, MAS has been looking for the right strategic partner to enhance our core business and deliver exceptional long term value to our stockholders. Digital Angel is that partner”.

Thomas M. Hall, M.D., Chief Executive Officer of MAS stated: “I am confident that by combining Digital Angel’s technology, products and experience with our call center and Traveler’s Angel Protection Plan, we now have the critical mass, financial stability and depth of products and services to show meaningful revenue growth, thus maximizing long term stockholder value.”

The combined company will have a strong pro-forma balance sheet reflecting stockholder’s equity in excess of $130 million with no long-term debt and profitable twelve-month revenue projected at over $75 million. Randolph K. Geissler, CEO of Digital Angel Corporation, will assume the position of CEO of the combined company.

The current MAS management staff will work in concert with the Digital Angel management team before and after the merger to insure a smooth business transition so that MAS customers will continue to receive the same high quality service that they have in the past.

By combining Digital Angel’s exceptional technology and existing products with the MAS 24/7 physician-staffed call center, Travelers Angel, (www.travelersangel.com) and traditional core business, the combined company will deliver the first ever combination of GPS, wireless and real-time bio-feedback middleware, teamed with the only 24/7 physician staffed call center in North America for medical monitoring and assistance. The MAS 24/7 physician-staffed call center will remain in Owings, Maryland. This real-time remote monitoring system utilizing advanced biosensor capabilities will monitor key body functions, (such as temperature and pulse) and collect live data and compare the information to a history file for accurate logistical and/or medical response to end-users worldwide.

Digital Angel Corporation is exploring a wide range of potential applications for Digital Angel, including: monitoring the location and medical condition of at-risk patients; locating lost or missing individuals; including parolees, and household pets; managing livestock and other farm-related animals; pinpointing the location of valuable stolen property; managing the commodity supply chain; preventing the unauthorized use of firearms; and providing a tamper-proof means of identification for enhanced e-commerce security. For more information on Digital Angel, visit www.digitalangel.net.

We wish you and your family a happy Thanksgiving and a joyous Holiday season.

Sincerely,

Ronald W. Pickett President and Chairman	Thomas M. Hall, M.D., M.I.M. Chief Executive Officer

This correspondence is sent by Medical Advisory Systems, which is a party to the merger agreement and has a substantial interest therein. Under the rules of the United States Securities and Exchange Commission (the “Commission”), this correspondence may be deemed to be a solicitation prior to furnishing security holders with a proxy statement. MAS intends to file with the Commission a proxy statement meeting the requirements of the Commission’s rules and send that proxy statement to stockholders. Upon receipt, stockholders should carefully read the proxy statement because it will contain important information concerning the proposed merger and its potential effects on MAS stockholders. Once filed, the proxy statement also will be available through the Commission’s website at http://www. Sec.gov and can be obtained from MAS free of charge upon request. Other information concerning MAS and ADSX contained in their reports filed with the Commission also can be obtained through the Commission’s website.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 10-K and 10Q filed with the Securities and Exchange Commission (SEC).

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